HEARING DATE:     FEBRUARY 11, 1998
                                                   TIME:     10:00 A.M.



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

                                             )
                                             )
In re                                        )        Chapter 11
                                             )        Case No. 97 B 44673 (BRL)
ALLIANCE ENTERTAINMENT                       )
         CORP., et al.,                      )           (Jointly Administered)
                                             )
                  Debtors.                   )
                                             )


       MOTION FOR ORDER  PURSUANT  TO SECTION  1121(d) OF THE  BANKRUPTCY
        CODE TO EXTEND THE EXCLUSIVE  PERIODS  DURING WHICH THE DEBTORS
            MAY FILE A PLAN OR PLANS REORGANIZATION AND SOLICIT
                  ACCEPTANCES OF SUCH PLAN OR PLANS

     The above-captioned  debtors and debtors in possession  (collectively,  the
"Debtors"),  by  their  attorneys,   Willkie  Farr  &  Gallagher,   respectfully
represent:

                                   BACKGROUND

     1. On July 14, 1997 (the "Petition Date"), Alliance Entertainment Corp. ("Alliance") and fourteen of its direct and indirect subsidiaries (collectively, with Alliance, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors intend to continue in the possession of their respective properties and in the management and operation of their respective businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. These chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of this Court.

     2. On July 23, 1997, the United States Trustee for the Southern District of New York (the "United States Trustee") appointed an official committee of unsecured creditors (the "Creditors' Committee") in these cases. The Chase Manhattan Bank ("Chase"), as Agent Bank for the Debtors' prepetition secured bank lenders (the "Prepetition Lenders") and as Agent Bank for the lenders (the "DIP Lenders") under the Debtors' debtor-in-possession financing facility (the "DIP Facility"), also has assumed an active role in these cases. An unofficial committee of Alliance's secured trade vendors also has been formed in these cases (the "Unofficial Committee"). No trustee or examiner has been appointed in these cases.

     3. The Debtors are a fully integrated independent music company which create, market and distribute their proprietary content rights consisting of both new artist and catalog product in several genres. The Debtors are also the largest domestic full service distributor of pre-recorded music and music related products through traditional as well as emerging retail channels.

     4. The Debtors'  proprietary products group consists of two primary labels:
Concord Jazz and Castle Communications. Each of these labels specializes in particular genres of music and releases records under a number of label imprints. The Debtors' distribution operation is now conducted largely through the one stop group which specializes in the wholesale distribution of substantially all available pre-recorded music product as well as music manufactured by independent labels.

     5. This Court has jurisdiction over this application pursuant to 28 U.S.C. 157 and 1334 and the "Standing Order of Referral of Cases to Bankruptcy Judges," dated July 10, 1984, issued by District Court Judge Robert T. Ward. Venue of these cases and the within application in this district is proper pursuant to 28 U.S.C. 1408 and 1409. The statutory predicates for the relief sought herein is section 1121(d) of the Bankruptcy Code.

                              RELIEF REQUESTED

     6. Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to propose and file a plan of reorganization. Section 1121(c)(3) of the Bankruptcy Code provides that if the debtor proposes and files a plan within the initial 120-day exclusive period, it has until the end of the period ending on the 180th day after the chapter 11 case was commenced, to solicit and obtain acceptances of such plan. Section 1121(d) of the Bankruptcy Code allows a bankruptcy court to extend these periods for cause:

     On request of a party in interest made within the respective periods specified in subsections (b) and (c) of this section and after notice and hearing, the court may for cause reduce or increase the 120-day period or the 180-day period referred to in this section.

     11 U.S.C. Section 1121(d). The bankruptcy court's decision to extend a debtor's exclusive period is based upon the facts and circumstances of each particular case. See, e.g., First American Bank of New York v. Southwest Gloves and Safety Equip., Inc., 64 B.R. 963, 965 (D. Del. 1986) ; In re Texaco Inc., 76 B.R. 322, 326 (Bankr. S.D.N.Y. 1987). By design, Congress gave the bankruptcy court broad flexibility in determining whether cause exists to extend the Exclusive Periods. See H.R. Rep. No. 595, 95th Cong., lst Sess. 406 (1977), Reprinted in, 1978 U.S. Code Cong. & Admin. News 6362; In re Public Serv. Co. of New Hampshire,88 B.R. 521, 534 (Bankr. D.N.H. 1988); Gains v. Perkins (In re Perkins) ,71 B.R. 294, 297 (W.D. Tenn. 1987) ("The hallmark of section [1121(d)] is flexibility.") (citation omitted). 7. Courts have identified certain factors as relevant in determining whether cause exists to extend the exclusive periods. These factors include:

     (a) The size and complexity of the chapter 11 case. See, e.g., In re McLean Indus., Inc., 87 B.R. 830, 834 (Bankr. S.D.N.Y. 1987);In re Texaco, 76 B.R. at 326-27 (Bankr. S.D.N.Y. 1987)("The large size of the debtor and the consequent difficulty in formulating a plan of reorganization for a huge debtor with a complex financial structure are important factors which generally constitute cause for extending the exclusivity periods.") (citations omitted);

     (b) Whether the debtor has shown progress in attempting in good faith to formulate a viable plan of reorganization. See In re Public Serv. Co. of New Hampshire, 88 B.R.521, 524 (Bankr. D.N.H. 1988), In re McLean Indus., 87 B.R. 830, 834 (Bankr. S.D.N.Y. 1987).

     (c) The degree of progress that has been achieved by the debtor in the chapter 11 process and whether a viable plan of reorganization can be reasonably expected to be filed by the debtor in the foreseeable future. See Jasik v. Conrad (In re Jasik), 727 F.2d 1379, 1382 (5th Cir. 1984).

     8. In these cases, pursuant to an Order of this Court extending the exclusive periods during which the Debtors may file a plan or plans of reorganization and solicit acceptances of such plan or plans, entered on November 25, 1997(1) (the "Initial Extension") the Debtors' exclusive period to propose a plan or plans of reorganization under section 1121(b) is scheduled to expire on February 17, 1998 (the "Exclusive Proposal Period") and the related solicitation period under section 1121(c)(3) is scheduled to expire on April 17, 1998 (the "Exclusive Solicitation Period" and together with the Exclusive Proposal Period, the "Exclusive Periods").

     9. By this motion and pursuant to section 1121(d) of the Bankruptcy Code, the Debtors request the entry of an order extending their respective Exclusive Proposal Period and Exclusive Solicitation Period for seventy-two (72) days, to and including April 30, 1998 and June 30, 1998, respectively. The facts and circumstances of these cases demonstrate that the requested extensions are both appropriate and necessary to afford the Debtors sufficient time to complete negotiations with an equity sponsor or, in the alternative, negotiate a stand-alone structure. Furthermore, the additional time permits the Debtors to complete key asset sale transactions. A. Cause Exists to Extend the Exclusive Periods in these Cases (i) Size and Complexity of These Cases

     10. The sheer size and complexity of these cases supports a finding of cause to extend the Exclusive Periods. The Debtors' Exclusive Proposal Period is scheduled to expire on February 17, 1998. Although the Debtors have made significant strides toward restructuring their businesses since the Initial Extension, as with other large and complex cases, the Initial Extension did not provide the Debtors with adequate time to stabilize fully their businesses, implement fully their operational downsizing and restructuring, complete key asset sale transactions and develop and negotiate a plan or plans of reorganization.

     11. The Debtors are the largest domestic full service distributor of pre-recorded music and music related products through traditional as well as emerging retail channels. The Debtors sell their products worldwide, and for the year ended December 31, 1997, the Debtors had approximately $425 million in net sales.(2) The Debtors' petitions reflect assets in excess of $512 million and known liabilities in excess of $523 million. In addition, the Debtors own and operate a number of related businesses, including a prominent record label. The Debtors have filed their schedules and statements of financial affairs and a bar date for filing claims has been set in these cases for February 27, 1998. The Debtors anticipate having more than 25,000 unsecured creditors, located throughout the country. The Debtors also anticipate that a substantial amount of additional claims may be asserted against them, including claims arising from the rejection of leases and executory contracts, and other types of contingent claims. The Debtors submit that these claims must be reviewed, analyzed and assessed before a feasible plan or plans can be finalized. Finally, prior to and since the Petition Date the Debtors have implemented a massive downsizing and restructuring of all of their domestic and international operations. Notwithstanding the size and complexity of these cases, the Debtors have begun the process of negotiating a plan of reorganization. It would be premature to terminate exclusivity given all of the progress the Debtors have made in restructuring their businesses and given the fact that the Debtors are now in the midst of plan negotiations. (ii) Progress Made in the Debtors' Reorganization Cases.

     12. As shown below, since the Initial Extension, the Debtors have taken significant additional steps toward restructuring their businesses, including completing their confidential business plan, liquidating Independent National Distributors, Inc. and continuing to market potential key asset sales.
-----------------------------

     1 The Debtors' original exclusive period expired on November 12, 1997. Judge Lifland, however, signed a bridge order extending the period to November 25, 1997 to provide the Debtors with an opportunity to have a hearing on their first requested extension.

     2 The Debtors' net sales figures for 1997 include estimates for the months of November and December.

     Business Plan. During the first week of December 1997, the Debtors delivered their confidential business plan to the creditor constituencies. The business plan forms the basis for the Debtors' restructuring and provides the starting point from which the Debtors are attempting to formulate a plan of reorganization.

     Cost Cutting Initiatives. The Debtors' management has directed enormous efforts to stabilizing operations, reduce overhead expenditures and affirmatively reaching out to the vendor community to re-establish (or in some cases, establish) terms for the supply of critical products and related materials. Moreover, in addition to the management compensation reduction plan discussed below, the Debtors have commenced a head-count reduction plan which will yield annualized savings of more than $25 million and implemented a reduction of other non-essential SG&A throughout their organization in order to create a more rational cost structure.

     Marketing of Key Assets. The Debtors have retained Salomon Brothers, Inc. ("Salomon") to market Concord Records, Inc. and Castle Communications. Subsequent to Salomon's engagement, Salomon announced a merger with Smith Barney. The merger created concerns for the Debtors' Board of Directors which caused the Debtors to reevaluate the retention of Salomon. Accordingly, the Debtors have determined to replace Salomon with The Blackstone Group ("Blackstone") to continue the marketing process. This has resulted in an unfortunate but necessary delay of several weeks in the marketing of these assets. The Debtors anticipate that after a brief initial period to permit Blackstone to enter the process, the marketing of these key assets will proceed expeditiously.

     Management Compensation Reduction. On January 7, 1998, the Debtors filed a motion seeking approval of a management compensation reduction and incentive plan (the "Compensation Reduction Plan"). Prior to filing the motion, the Debtors had reduced base compensation to management by approximately $3.5 million in the aggregate on an annual basis. The Debtors now propose approximately $1 million in additional cuts through implementation of the Compensation Reduction Plan. The Compensation Reduction Plan also contemplates incentives designed to induce key management employees to remain through the restructuring process. The participation of these key management employees is essential to a successful reorganization. The hearing is scheduled for January 27, 1998.

     Independent Directors. From the commencement of these cases, the Debtors endured substantial criticism from the creditor constituencies regarding the lack of independent outside directors on the Board of Alliance. As of November 10, 1997, the Debtors have appointed two independent directors to the Board of Alliance. The Debtors continue to seek a third independent director.

     Standstill with Prepetition Lenders. Prior to the Petition Date, each of the Debtors' subsidiaries organized in United Kingdom (the "UK Entities") guaranteed the Debtors' obligations to their Prepetition Lenders. Further, in July 1995, the UK Entities acted as guarantors on $125,000,000 of 11.25% Senior Subordinated Notes due 2005 issued by Alliance (the "Notes"). Prior to or immediately after the Petition Date, the Debtors sought, negotiated and obtained a standstill agreement with the Prepetition Lenders. The Debtors determined that due to a lack of a cohesive, organized group and inadequate time, they would be unable to obtain a standstill agreement with the holders of the Notes (the "Noteholders") or Bankers Trust Company, predecessor to Marine Midland Bank, N.A., as indenture trustee for the Notes (the "Trustee"). Instead, the Debtors sought and obtained a temporary restraining order and preliminary injunction restraining the Noteholders and the Trustee from taking any action to collect on the Notes from the UK Entities. The preliminary injunction has enabled the Debtors to effectively stabilize and begin the process of evaluating, marketing and, if appropriate, selling Castle, thus preserving this valuable asset.

     Filed Schedules and Statements of Financial Affairs. The Debtors filed the schedules of creditors and statements of financial affairs for all Debtors except Castle (U.S.), Inc. on November 11 & 12, 1997. The Debtors filed the schedules of creditors and statement of financial affairs for Castle (U.S.),Inc. on January 6, 1998. A bar date for filing claims in these cases has been set for February 27, 1998.

     Liquidation of INDI. On December 3, 1997, the Court approved the Debtors' decision to liquidate Independent National Distributors, Inc. ("INDI"), a debtor and debtor in possession in these cases. Pursuant to the order to liquidate INDI, the process for completing the liquidation will take several months. The amount of the proceeds received from the liquidation of INDI, which is yet to be determined, may be pivotal in determining the structure of a plan of reorganization.

     (iii) The Debtors' Efforts to Formulate A Plan Of Reorganization

     13. The Debtors have developed a comprehensive, three (3) year business plan, which has been distributed to the various creditor constituencies. This long range business plan forms the foundation upon which the Debtors intend to build a stand-alone or assisted plan or plans of reorganization. Given the Debtors' overleveraged position, in addition to a traditional stand-alone plan of reorganization, the Debtors must explore alternatives, including the possibility of a third party equity investor which would infuse new value into the business to further a reorganization or an outright sale of the Debtors or their businesses. The Debtors require additional time to explore each alternative in order to determine which of these options would best benefit these estates, their creditors and other parties in interest.

     14. The Debtors delivered the business plan to creditor constituencies during the first week of December 1997 and have held several meetings and telephone conferences with such constituencies to address the content of the business plan and other financial aspects of these cases, including structure and formulation of a plan or plans of reorganization. Therefore, as the business plan, other financial issues and plan of reorganization structure have not yet been fully vetted, it would be premature to expect the Debtors to be in position, at this time, to file a plan or plans of reorganization. The extensions of the Exclusive Periods as requested herein are expected to provide the Debtors with an adequate opportunity to complete these tasks and develop a consensus around a feasible plan or plans of reorganization. To terminate the Exclusive Periods before a plan can be negotiated would defeat the very purpose of section 1121 of the Bankruptcy Code -- to afford the debtor a meaningful and reasonable opportunity to negotiate with creditors and propose a plan of reorganization.

     B. The Debtors Are Justified In Seeking an Extension of Exclusivity; No Circumstances Exist that Justify Denial of the Debtors I Request and the Granting of Such Request will Facilitate the Plan Process

     15. This is the Debtors' second request for an extension of the Exclusive Periods. Since the filing of these chapter 11 cases, the Debtors have taken great strides in stabilizing their operations, identifying profitable and unprofitable businesses and commencing the sale or liquidation of non-core operations. Moreover, the Debtors are in the nascent stage of plan development. This requested extension is not unreasonable given the facts and circumstances of these cases, as discussed above(3). The Debtors are not seeking this extension to delay their reorganization for some speculative event or to pressure creditors to accede to a plan that is unsatisfactory to them. The Debtors expect that any plan or plans of reorganization which they propose will provide value to creditors. Creditors will not be prejudiced by an extension of the Exclusive Periods.

     16. If this Court were to deny the Debtors' request for an extension of the Exclusive Periods, any party in interest would be free to propose a plan of reorganization for each of the Debtors. Termination of the Debtors' exclusivity would no doubt have an adverse impact on the Debtors, business operations and the progress of these cases would be adversely affected, creating an environment with no central focus.

     17. These concerns are not abstract or theoretical -- they are real. The Debtors expect delay, increased costs and reduced reorganization value if these cases become involved in litigation over competing plans for each of the Debtors. Conversely, a further extension of exclusivity now, during the early stages of plan development, will enable the Debtors to attempt to harmonize diverse and competing interests and resolve conflicts in a reasoned and balanced manner. This neutral and independent role is precisely what Congress envisioned for a debtor in possession in the chapter 11 process.

     18. Accordingly, at this juncture, before the Debtors have had a meaningful opportunity to complete the negotiations over a plan of reorganization, it is essential that the Exclusive Periods remain in place.

     C. Section 1121(d) of the Bankruptcy Code Affords the Court the Discretion to Grant the Requested Extensions

     19. Governing law strongly supports the relief sought by the Debtors in this motion. The legislative history of section 1121(d) reflects that Congress intended to provide for flexibility in the fixing of the exclusive periods:
------------------------

     3 At the time of the Initial Extension, the debtors had requested extensions of the Exclusive Periods to March 31, 1998, and June 1, 1998, respectively. As an accommodation to the creditor constituencies, the Debtors consented to the reduction of such requested extensions to those dates of the Exclusive Periods set forth herein, with the understanding, and indeed, the expectation that the Debtors would make this additional request if necessary.

     In most cases, 120 days will give the debtor the adequate time to negotiate a settlement without unduly delaying creditors. The court is given the power, though, to increase . . . the 120 day period depending on the circumstances of the case. [T]he bill allows the flexibility for individual cases that is not available today.

     18. H.R. Rep. No. 595, 95th Cong., lst Sess. 232 (1977),See also In re Perkins, 71 B.R. 294, 297 (W.D. Tenn. 1987) ("The hallmark of [section 1121(d)] is flexibility").

     20. More specifically, the legislative history to section 1121 notes that "if an unusually large company were to seek reorganization under chapter 11, the court would probably need to extend the time in order to allow the debtor to reach an agreement." H.R. Rep. No. 595, 95th Cong., 2d Sess. 231-32 (1978) (footnotes omitted). The legislative history has been interpreted as a virtual mandate for extension in unusually large cases, and courts have routinely granted extensions in such cases. See, e.g., In re Woodward & Lothrop Holdings, Inc., Case No. 94-B-40222 (SME) (Bankr. S.D.N.Y.) (debtor retained exclusivity for two years); In re R.H. Macy & Co., Inc., Jointly Administered Case No. 92 B 40477 (BRL) (Bankr. S.D.N.Y.) (debtor retained exclusivity for over two and one-half years). The facts and circumstances of these cases and the express terms of section 1121(d) amply support the seventy-two (72) day extension of the Exclusive Periods.

                                    NOTICE

     21. Notice of this Motion has been provided to the United States Trustee), counsel for the Official Committee of Unsecured Creditors appointed by the United States Trustee, counsel to the Unofficial Committee of Secured Trade Vendors, counsel to The Chase Manhattan Bank as agent for the Debtors' prepetition and postpetition secured vendors, the United States Trustee for the Southern District of New York and all parties entitled to notice pursuant to this Court's August 13, 1997, Order establishing administrative procedures in these cases. The Debtors submit that such notice constitutes good and sufficient notice of the Motion, and that no other or further notice need be given. 22. Because this Motion raises no novel issues of law and the authorities relied upon are set forth above, the Debtors respectfully request that the Court dispense with the requirement pursuant to Local Bankruptcy Rule 9013-1(b) that a memorandum of law be submitted herewith.


                                    CONCLUSION

     WHEREFORE, the Debtors respectfully request that the Court enter the order extending the Exclusive Periods to April 30, 1998 and June 30, 1998, respectively, without prejudice to the rights of the Debtors and other parties in interest under section 1121(d) of the Bankruptcy Code, and granting the Debtors such other and further relief as is just and proper.

Dated:   New York, New York
         January 22, 1998

                                                WILLKIE FARR & GALLAGHER
                                                Attorneys for Debtors and
                                                  Debtors in Possession



                                             By: /s/Matthew Feldman
                                                -------------------------------
                                                   Myron Trepper (MT-2636)
                                                   Marc Abrams (MA-0735)
                                                   Matthew A. Feldman (MF-8961)
                                                   (A Member of the Firm)

                                                   One Citicorp Center
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                                                   New York, New York 10022
                                                   (212) 821-8000